Citibank Credit Card Issuance Trust
Final Term Sheet dated October 29, 2007
$200,000,000 5.00% Class 2007-B6 Notes of November 2010
(Legal Maturity Date November 2012)

                   The issuance trust proposes to issue and sell Class 2007-B6 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 5, 2007, as supplemented. The offered Class B Notes will have substantially the same terms and underwriting arrangements as the Class 2007-B2 Notes described in the prospectus supplement dated March 21, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$200,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	A or its equivalent by at least one nationally recognized rating agency
Interest Rate:	5.00% per annum
Expected Principal Payment Date:	November 8, 2010
Legal Maturity Date:	November 8, 2012
Expected Issuance Date:	November 5, 2007
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:
8th day of each May and November, beginning May 2008; provided, however, that if an event of default or early redemption event occurs with respect to these Class B notes, or if these Class B notes are not paid in full on the expected principal payment date, the issuance trust will begin making principal and interest payments on the 8th day of every month

Price to Public:	$199,872,000 (or 99.936%)
Underwriting Discount:	$450,000 (or 0.225%)
Proceeds to issuance trust:	$199,422,000 (or 99.711%)
Underwriters and allocations:	Citi, $68,000,000 Banc of America Securities LLC, $66,000,000 Credit Suisse, $66,000,000
Underwriters' Concession:	0.175%
Reallowance Concession:	0.105%
Minimum Class C Note Subordination:
An amount of principal of Class C notes equal to at least 7.52688% of the initial dollar principal amount of these Class B notes must be outstanding and available to provide subordination protection to these Class B notes at the time these Class B notes are issued.

Maximum Class C Note Subordination:	An amount equal to 133.33333% of the initial dollar principal amount of these Class B notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:
As of October 29, 2007, there were 75 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $66,610,249,918, consisting of:
              Class A notes                               $ 59,080,249,918
              Class B notes                                $   2,907,000,000
              Class C notes                                $   4,623,000,000

As of October 29, 2007, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.46% per annum, consisting of:
          Class A notes                               5.45% per annum
          Class B notes                                5.31% per annum
          Class C notes                                5.72% per annum

Master Trust Assets and Receivables:
The aggregate amount of credit card receivables in the master trust as of June 24, 2007 was $74,516,653,322, of which $73,554,874,807 were principal receivables and $961,778,515 were finance charge receivables.

Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on August 7, 2007. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by Citibank (South Dakota) since January 2006 and can be found at  www.citigroup.com/citigroup/citibankmastertrust/staticpool

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-131355.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.